CONTACT:

David L. Turney
Chief Executive Officer and Chairman
919-313-3003
davet@digrec.com

In Chicago:
The Investor Relations Company
Tom Laughran
847-564-5610

FOR IMMEDIATE RELEASE
December 19, 2000

                DIGITAL RECORDERS EXTENDS WARRANT EXPIRATION DATE


RESEARCH TRIANGLE PARK, NC - Digital Recorders, Inc. (DRI) (NASDAQ: TBUS) a high-technology microelectronics company and developer of digital communications systems, today announced it has extended the terms of its 1,265,000 Redeemable Warrants to Purchase Common Stock (the Warrants) at $7.50 per share. As a result of the extension, the Warrants may be exercised at any time prior to 5:00 P.M. Eastern Time on June 29, 2001. All other terms of the Warrants remain unchanged.


DRI develops technologically advanced digital communications systems for transit and transportation applications as well as digital signal processing equipment for law enforcement applications. The company's transit and transportation systems include TALKING BUS(R), an on-vehicle internal voice messaging and passenger information system, and the TwinVision LeDot(R) Destination Sign System - a proprietary, electronic external destination sign.


Statements which are not historical facts, including statements about the companies confidence and strategies and its expectations about new and existing products, technologies and opportunities, market and industry segment growth, demand and acceptance of new and existing products are forward looking statements that involve risks and uncertainties. The risks include, but are not limited to, product demand and market acceptance risks; the impact of competitive products and pricing; the effects of economic conditions and trade, legal, social and economic risks, such as import, licensing and trade restrictions; the result of the company's business plan and the impact on the company of its relationship with its lender. Use of words such as "expect", "expected", "believe", "plan", "anticipate", "would", "goal", etc. are intended to identify forward looking statements that are subject to the foregoing risks and uncertainties. Refer to the various SEC filings of the company such as its 10q and 10k for further information about such forward looking statements.


                                     # # # #